Exhibit 99.1

NEWS RELEASE

Media Contact:	Linda Pazin
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Adam Pierce
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS STRONG 2019
FINANCIAL AND OPERATING RESULTS

•Exceeds Full-Year 2019 EPS Guidance Range
•Increases Common Stock Dividend by 8%
•Achieves Substantial Completion of Cameron LNG Train 2,
Commercial Operations Expected in Coming Days

SAN DIEGO, Feb. 27, 2020 – Sempra Energy (NYSE: SRE) today reported full-year 2019 earnings of $2.1 billion, or $7.29 per diluted share, up from $924 million, or $3.42 per diluted share, in 2018. On an adjusted basis, the company’s full-year 2019 earnings were $1.9 billion, or $6.78 per diluted share, compared to $1.5 billion, or $5.57 per diluted share, in 2018.
“This year has been one of the strongest in our company’s history,” said Jeffrey W. Martin, chairman and CEO of Sempra Energy. “Our earnings results are a direct reflection of our sharper strategic focus and ongoing execution of our mission to be North America’s premier energy infrastructure company. Supported by our high-performance culture, our dedicated employees will carry this momentum into 2020 as we continue to focus on our vision of delivering energy with purpose by connecting millions of consumers to safe, resilient and affordable energy.”
In the fourth quarter 2019, Sempra Energy reported earnings of $447 million, or $1.55 per diluted share, compared with earnings of $864 million, or $3.03 per diluted share, in the fourth quarter 2018. On an adjusted basis, fourth quarter 2018 earnings were $431 million, or $1.56 per diluted share.
These financial results reflect certain significant items, as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the fourth quarter and full-year 2019 and 2018.

	Three months ended			Years ended
	December 31,			December 31,
(Dollars, except EPS, and shares, in millions)	2019	2018(1)		2019	2018(1)

	(Unaudited)

GAAP Earnings	$447	$864		$2,055	$924

Tax Impacts from Expected Sale of South American Businesses	—	—		(99)	—

Gain on Sale of Certain Sempra Renewables Assets	—	(367)		(45)	(367)

(Adjustment)/Impairment of U.S. Non-utility Natural Gas Storage Assets	—	(126)		—	629

Impairment of U.S. Wind Equity Method Investments	—	—		—	145

Impact from the Tax Cuts and Jobs Act of 2017	—	60		—	85

Impairment of Investment in RBS Sempra Commodities	—	—		—	65

Impacts Associated with Aliso Canyon Litigation	—	—		—	22

Adjusted Earnings(2)	$447	$431		$1,911	$1,503

Diluted Weighted-Average Common Shares Outstanding	289	296		282	270
GAAP Earnings Per Diluted Common Share	$1.55	$3.03	(3)	$7.29	$3.42

Adjusted Diluted Weighted-Average Common Shares Outstanding(2)	289	276	(3)	282	270
Adjusted Earnings per Diluted Common Share(2)	$1.55	$1.56		$6.78	$5.57

1)Amounts have been retrospectively adjusted for discontinued operations.
2)Sempra Energy Adjusted Earnings, Adjusted EPS and Adjusted Diluted Weighted-Average Common Shares Outstanding are non-GAAP financial measures. See Table A for information regarding non-GAAP financial measures and descriptions of the adjustments above.
3)Due to the dilutive effect of the mandatory convertible preferred stock for GAAP earnings, the numerator used to calculate GAAP EPS includes an add-back of $36 million of mandatory preferred stock dividends declared in the quarter. However, because the assumed conversion is antidilutive for the lower Adjusted Earnings, ~20 million preferred stock shares are not included in the denominator used to calculate Adjusted EPS for the quarter.

Earlier this week, Sempra Energy’s board of directors approved an 8% increase to the company’s dividend, to $4.18 per common share from $3.87 per common share, on an annualized basis. On average, Sempra Energy has increased its dividend by more than 10% annually for the last decade.
OPERATING HIGHLIGHTS
The company made progress on its strategy to focus on transmission and distribution infrastructure in the most attractive markets in North America.
In January, the California Public Utilities Commission issued a final decision approving an extension of the General Rate Case (GRC) cycle to four years on a go-forward basis. This change applies to San Diego Gas & Electric’s (SDG&E) and Southern California Gas Co.’s recently approved GRC. As a transitional step, both utilities’ GRC cycle will be extended to five years, covering the years 2019 through 2023. Extending the GRC cycle is a constructive development that is expected to benefit all stakeholders by delivering future visibility to the utilities’ robust capital programs to enhance safety and resilience.
Earlier this month, SDG&E filed its comprehensive 2020 Wildfire Mitigation Plan, a strategic three-year program. This program is a continuation of SDG&E’s efforts over the last decade to help mitigate infrastructure-related wildfires and to help increase the safety of its customers, workforce and the communities it serves. The 2020 Wildfire Mitigation Plan includes initiatives announced in October under SDG&E’s Fire Safe 3.0 program, an innovative portfolio of continuous improvement initiatives to increase wildfire safety. The Fire Safe 3.0 program involves partnering with academic, government and public safety professionals to implement artificial intelligence, satellite wildfire alerts and a new Vegetation Risk index, among other strategies.
To meet the growing needs of its customers in Texas, Oncor Electric Delivery Co. LLC (Oncor) recently announced a new five-year capital plan of approximately $11.9 billion. The increase will help to support population growth in West Texas and the Dallas-Fort Worth area, as well as to strengthen and expand the grid in Oncor’s service territory. Additionally, Sempra Energy took a positive step in growing its presence in Texas through the announcement of a new “Center of Excellence” in Houston. The office, which is expected to open later this year, will serve as a regional headquarters as Sempra Energy advances its high-growth business strategy in Texas.
Sempra Energy continues to be focused on its goal of developing liquefied natural gas (LNG) infrastructure that can deliver up to 45 million tonnes per annum (Mtpa) of LNG to the largest world markets, which would make Sempra Energy one of North America's largest developers of LNG-export infrastructure projects.
Train 2 of the Cameron LNG liquefaction-export infrastructure project recently achieved substantial completion and is expected to commence commercial operations under Cameron LNG's tolling agreements in the coming days. The facility began producing LNG from Train 2 in December 2019. Train 1 began commercial operations in August 2019 and Train 3 remains on schedule and is expected to start commercial operations in the third quarter of 2020. Sempra Energy's share of full-year run-rate earnings from the first three trains at Cameron LNG are projected to be between $400 million and $450 million annually after all three trains achieve commercial operations under Cameron LNG's tolling agreements.
The potential Port Arthur LNG liquefaction-export infrastructure project under development in Jefferson County, Texas, continues to advance with a final investment decision targeted for third quarter 2020. In January, Sempra LNG signed an Interim Project Participation Agreement (IPPA) with Aramco Services Company, a subsidiary of Saudi Aramco, for the proposed Port Arthur LNG project. The IPPA represents another milestone for both companies after having signed a heads of agreement in May 2019 for the potential purchase of 5 Mtpa of LNG and a 25% equity investment in the project. In December 2018, Port Arthur LNG entered into an agreement with Polish Oil & Gas Company for the sale and purchase of 2 Mtpa of LNG per year.
A final investment decision for the Energía Costa Azul (ECA) LNG liquefaction-export infrastructure project, under development in Baja California, Mexico, is expected later this quarter. TechnipFMC has been selected as the engineering, procurement and construction (EPC) contractor for the proposed project. ECA LNG expects to sign a lump-sum, turn-key EPC contract for Phase 1 of the project in the coming days.
In 2019, Sempra Energy announced two agreements that would conclude the company’s planned sale of its South American businesses for combined expected after-tax proceeds of approximately $4.55 to $4.85 billion in cash, subject to adjustments and satisfaction of closing conditions. Both transactions, one to sell Sempra Energy’s equity interests in its Peruvian businesses and the other to sell its equity interests in its Chilean businesses, continue to advance and are expected to be completed in the next four to eight weeks.
EARNINGS GUIDANCE
Sempra Energy’s full-year 2020 GAAP EPS guidance range is $12.78 to $14.26 and includes the estimated gain on the sale of the company’s South American businesses. Today, the company affirmed its full-year 2020 adjusted EPS guidance range of $6.70 to $7.50. Sempra Energy also issued its full-year 2021 EPS guidance range of $7.50 to $8.10.
NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted EPS for the fourth quarter of 2018 and full-year 2019 and 2018, adjusted diluted weighted-average common shares outstanding for the fourth quarter of 2018, and 2020 adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.
INTERNET BROADCAST
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 1455338.
ABOUT SEMPRA ENERGY
Sempra Energy's mission is to be North America's premier energy infrastructure company. With more than $65 billion in total assets reported in 2019, the San Diego-based company is the utility holding company with the largest U.S. customer base. The Sempra Energy companies' more than 20,000 employees deliver energy with purpose to over 40 million consumers worldwide. The company is focused on the most attractive markets in North America, including California, Texas, Mexico and the LNG export market. Sempra Energy has been consistently recognized for its leadership in diversity and inclusion, and sustainability, and is a member of the S&P 500 Utilities Index and the Dow Jones Utility Index. The company was also named one of the “World’s Most Admired Companies” for 2020 by Fortune Magazine.
###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "target," "pursue," "outlook," "maintain," or similar expressions, or when we discuss our guidance, strategy, goals, vision, mission, opportunities, projections or intentions. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. Future results may differ materially from those expressed in the forward-looking statements.
Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: California wildfires and the risk that we may be found liable for damages regardless of fault and the risk that we may not be able to recover any such costs from insurance, the wildfire fund established by California Assembly Bill 1054 or in rates from customers; decisions, investigations, regulations, issuances of permits and other authorizations, renewal of franchises, and other actions by the Comisión Federal de Electricidad, California Public Utilities Commission, U.S. Department of Energy, Public Utility Commission of Texas, regulatory and governmental bodies and jurisdictions in the U.S. and other countries in which we operate; the success of business development efforts, construction projects and major acquisitions and divestitures, including risks in (i) the ability to make a final investment decision and completing construction projects on schedule and budget; (ii) obtaining the consent of partners; (iii) counterparties' financial or other ability to fulfill contractual commitments; (iv) the ability to complete contemplated acquisitions and/or divestitures; and (v) the ability to realize anticipated benefits from any of these efforts once completed; the resolution of civil and criminal litigation, regulatory investigations and proceedings and arbitrations; actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; moves to reduce or eliminate reliance on natural gas; weather, natural disasters, accidents, equipment failures, computer system outages and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires and subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses, and the confidentiality of our proprietary information and the personal information of our customers and employees; expropriation of assets, the failure of foreign governments and state-owned entities to honor the terms of contracts, and property disputes; the impact at San Diego Gas & Electric Company on competitive customer rates and reliability due to the growth in distributed power generation and from departing retail load resulting from customers transferring to Direct Access, Community Choice Aggregation or other forms of distributed power generation and the risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC's (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; volatility in foreign currency exchange, interest and inflation rates and commodity prices and our ability to effectively hedge the risk of such volatility; changes in trade policies, laws and regulations, including tariffs and revisions to or replacement of international trade agreements, such as the North American Free Trade Agreement, that may increase our costs or impair our ability to resolve trade disputes; the impact of changes to federal and state tax laws and our ability to mitigate adverse impacts; and other uncertainties, some of which may be difficult to predict and are beyond our control.
These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website, www.sempra.com. Investors should not rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise any of these forward-looking statements as a result of new information, future events or other factors.
Sempra South American Utilities, Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, San Diego Gas & Electric Company (SDG&E) or Southern California Gas Company, and Sempra South American Utilities, Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Years ended December 31,
(Dollars in millions, except per share amounts; shares in thousands)	2019	2018(1)	2019	2018(1)
	(unaudited)
REVENUES
Utilities	$2,640	$2,427	$9,448	$8,539
Energy-related businesses	303	399	1,381	1,563
Total revenues	2,943	2,826	10,829	10,102

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(350)	(426)	(1,139)	(1,208)
Cost of electric fuel and purchased power	(259)	(321)	(1,188)	(1,358)
Energy-related businesses cost of sales	(79)	(99)	(344)	(357)
Operation and maintenance	(951)	(875)	(3,466)	(3,150)
Depreciation and amortization	(395)	(376)	(1,569)	(1,491)
Franchise fees and other taxes	(127)	(120)	(496)	(472)
Impairment losses	—	182	(43)	(1,122)
Gain on sale of assets	—	513	63	513
Other (expense) income, net	(26)	(134)	77	58
Interest income	23	19	87	85
Interest expense	(280)	(230)	(1,077)	(886)
Income from continuing operations before income taxes and equity earnings	499	959	1,734	714
Income tax (expense) benefit	(165)	(172)	(315)	49
Equity earnings	95	126	580	175
Income from continuing operations, net of income tax	429	913	1,999	938
Income from discontinued operations, net of income tax	71	51	363	188
Net income	500	964	2,362	1,126
Earnings attributable to noncontrolling interests	(18)	(64)	(164)	(76)
Mandatory convertible preferred stock dividends	(35)	(36)	(142)	(125)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$447	$864	$2,055	$924

Basic earnings per common share (EPS):
Earnings	$1.57	$3.15	$7.40	$3.45
Weighted-average common shares outstanding	284,649	274,331	277,904	268,072

Diluted EPS:
Earnings	$1.55	$3.03	$7.29	$3.42
Weighted-average common shares outstanding	288,787	296,429	282,033	269,852
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2019 and 2018 as follows:
Three months ended December 31, 2018:
▪$367 million gain on the sale of certain Sempra Renewables assets
▪$126 million reduction in the impairment of certain non-utility natural gas storage assets in the southeast U.S. at Sempra LNG
▪$(60) million income tax expense in 2018 to adjust the Tax Cuts and Jobs Act of 2017 (TCJA) provisional amounts recorded in 2017
Year ended December 31, 2019:
•$45 million gain on the sale of certain Sempra Renewables assets
Associated with holding the South American businesses for sale:
•$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale
•$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses
Year ended December 31, 2018:
▪$367 million gain on the sale of certain Sempra Renewables assets
▪$(22) million impacts associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)
▪$(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables
▪$(629) million impairment of certain non-utility natural gas storage assets at Sempra LNG
▪$(65) million impairment of RBS Sempra Commodities LLP (RBS Sempra Commodities) equity method investment at Parent and Other
▪$(85) million income tax expense in 2018 to adjust the TCJA provisional amounts recorded in 2017

Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP Diluted Earnings Per Common Share (GAAP EPS), which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

	Pretax amount	Income tax expense (benefit)(1)	Earnings	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts; shares in thousands)	Three months ended December 31, 2019			Three months ended December 31, 2018
Sempra Energy GAAP Earnings			$447				$864
Excluded items:
Gain on sale of certain Sempra Renewables assets	$—	$—	—	$(513)	$146	$—	(367)
Reduction of impairment of non-utility natural gas storage assets	—	—	—	(183)	47	10	(126)
Impact from the TCJA	—	—	—	—	60	—	60
Sempra Energy Adjusted Earnings			$447				$431

Diluted EPS:
Sempra Energy GAAP Earnings(2)			$447				$900
Weighted-average common shares outstanding, diluted – GAAP			288,787				296,429
Sempra Energy GAAP EPS			$1.55				$3.03

Sempra Energy Adjusted Earnings for Adjusted EPS							$431
Weighted-average common shares outstanding, diluted – Adjusted(2)							276,230
Sempra Energy Adjusted EPS							$1.56

	Year ended December 31, 2019			Year ended December 31, 2018
Sempra Energy GAAP Earnings			$2,055				$924
Excluded items:
Gain on sale of certain Sempra Renewables assets	$(61)	$16	(45)	$(513)	$146	$—	(367)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	(89)	(89)	—	—	—	—
Reduction in tax valuation allowance against certain NOL carryforwards	—	(10)	(10)	—	—	—	—
Impacts associated with Aliso Canyon litigation	—	—	—	1	21	—	22
Impairment of U.S. wind equity method investments	—	—	—	200	(55)	—	145
Impairment of non-utility natural gas storage assets	—	—	—	1,117	(452)	(36)	629
Impairment of investment in RBS Sempra Commodities	—	—	—	65	—	—	65
Impact from the TCJA	—	—	—	—	85	—	85
Sempra Energy Adjusted Earnings			$1,911				$1,503

Diluted EPS:
Weighted-average common shares outstanding, diluted – GAAP			282,033				269,852
Sempra Energy GAAP EPS			$7.29				$3.42
Sempra Energy Adjusted EPS			$6.78				$5.57

(1)	Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.
(2)
In the three months ended December 31, 2018, because the assumed conversion of the mandatory convertible preferred stock is dilutive for GAAP Earnings, the numerator used to calculate GAAP EPS includes an add-back of $36 million of mandatory convertible preferred stock dividends declared in that quarter. However, because the assumed conversion is antidilutive for the lower Adjusted Earnings, 20,199 mandatory convertible preferred stock shares are not included in the denominator used to calculate Adjusted EPS.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2020 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA ENERGY 2020 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra Energy 2020 Adjusted EPS Guidance Range of $6.70 to $7.50 excludes approximately $1.8 billion to $2.0 billion estimated after-tax gain on the sale of our South American businesses, net of approximately $1.2 billion of income tax expense, which was calculated primarily based on applicable statutory tax rates.

Sempra Energy 2020 Adjusted EPS Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded item, management believes that this non-GAAP financial measure provides a meaningful comparison of the performance of Sempra Energy's business operations to prior and future periods. Sempra Energy 2020 Adjusted EPS Guidance should not be considered an alternative to Sempra Energy 2020 GAAP EPS Guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra Energy 2020 Adjusted EPS Guidance Range to Sempra Energy 2020 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2020
Sempra Energy GAAP EPS Guidance Range	$12.78	to	$14.26
Excluded item:
Estimated gain on sale of South American businesses	(6.08)		(6.76)
Sempra Energy Adjusted EPS Guidance Range	$6.70	to	$7.50
Weighted-average common shares outstanding, diluted (millions)			295

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2019	2018(1)
ASSETS
Current assets:
Cash and cash equivalents	$108	$102
Restricted cash	31	35
Accounts receivable – trade, net	1,261	1,215
Accounts receivable – other, net	455	320
Due from unconsolidated affiliates	32	37
Income taxes receivable	112	60
Inventories	277	258
Regulatory assets	222	138
Greenhouse gas allowances	72	59
Assets held for sale	—	713
Assets held for sale in discontinued operations	445	459
Other current assets	324	249
Total current assets	3,339	3,645

Other assets:
Restricted cash	3	21
Due from unconsolidated affiliates	742	644
Regulatory assets	1,930	1,589
Nuclear decommissioning trusts	1,082	974
Investment in Oncor Holdings	11,519	9,652
Other investments	2,103	2,320
Goodwill	1,602	1,602
Other intangible assets	213	224
Dedicated assets in support of certain benefit plans	488	416
Insurance receivable for Aliso Canyon costs	339	461
Deferred income taxes	155	141
Greenhouse gas allowances	470	289
Right-of-use assets – operating leases	591	—
Wildfire fund	392	—
Assets held for sale in discontinued operations	3,513	3,259
Other long-term assets	732	962
Total other assets	25,874	22,554
Property, plant and equipment, net	36,452	34,439
Total assets	$65,665	$60,638
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table B (Continued)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2019	2018(1)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,505	$2,024
Accounts payable – trade	1,234	1,160
Accounts payable – other	179	138
Due to unconsolidated affiliates	5	10
Dividends and interest payable	515	480
Accrued compensation and benefits	476	440
Regulatory liabilities	319	105
Current portion of long-term debt and finance leases	1,526	1,644
Reserve for Aliso Canyon costs	9	160
Greenhouse gas obligations	72	59
Liabilities held for sale in discontinued operations	444	368
Other current liabilities	866	935
Total current liabilities	9,150	7,523

Long-term debt and finance leases	20,785	20,903

Deferred credits and other liabilities:
Due to unconsolidated affiliates	195	37
Pension and other postretirement benefit plan obligations, net of plan assets	1,067	1,143
Deferred income taxes	2,577	2,321
Deferred investment tax credits	21	24
Regulatory liabilities	3,741	4,016
Asset retirement obligations	2,923	2,786
Greenhouse gas obligations	301	131
Liabilities held for sale in discontinued operations	1,052	1,013
Deferred credits and other	2,048	1,493
Total deferred credits and other liabilities	13,925	12,964
Equity:
Sempra Energy shareholders’ equity	19,929	17,138
Preferred stock of subsidiary	20	20
Other noncontrolling interests	1,856	2,090
Total equity	21,805	19,248
Total liabilities and equity	$65,665	$60,638
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table C

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(Dollars in millions)	2019	2018(1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,362	$1,126
Less: Income from discontinued operations, net of income tax	(363)	(188)
Income from continuing operations, net of income tax	1,999	938
Adjustments to reconcile net income to net cash provided by operating activities	1,259	1,878
Net change in other working capital components	(207)	433
Insurance receivable for Aliso Canyon costs	122	(43)
Wildfire fund, current and noncurrent	(323)	—
Changes in other noncurrent assets and liabilities, net	(152)	14
Net cash provided by continuing operations	2,698	3,220
Net cash provided by discontinued operations	390	296
Net cash provided by operating activities	3,088	3,516

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(3,708)	(3,544)
Expenditures for investments and acquisitions, net of cash and cash equivalents acquired	(1,797)	(10,168)
Proceeds from sale of assets	899	1,580
Purchases of nuclear decommissioning trust assets	(914)	(890)
Proceeds from sales of nuclear decommissioning trust assets	914	890
Advances to unconsolidated affiliates	(16)	(95)
Repayments of advances to unconsolidated affiliates	3	3
Intercompany activities with discontinued operations, net	8	(22)
Other	30	41
Net cash used in continuing operations	(4,581)	(12,205)
Net cash used in discontinued operations	(12)	(265)
Net cash used in investing activities	(4,593)	(12,470)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(993)	(877)
Preferred dividends paid	(142)	(89)
Issuances of mandatory convertible preferred stock, net	—	2,258
Issuances of common stock, net	1,830	2,272
Repurchases of common stock	(26)	(21)
Issuances of debt (maturities greater than 90 days)	4,296	8,927
Payments on debt (maturities greater than 90 days) and finance leases	(3,667)	(3,342)
Increase (decrease) in short-term debt, net	656	(84)
Advances from unconsolidated affiliates	155	—
Proceeds from sale of noncontrolling interests, net	5	90
Purchases of noncontrolling interests	(30)	(7)
Contributions from (distributions to) noncontrolling interests, net	98	(26)
Intercompany activities with discontinued operations, net	(266)	(109)
Other	(49)	(117)
Net cash provided by continuing operations	1,867	8,875
Net cash used in discontinued operations	(392)	(25)
Net cash provided by financing activities	1,475	8,850

Effect of exchange rate changes in continuing operations	—	(2)
Effect of exchange rate changes in discontinued operations	1	(12)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(14)

Decrease in cash, cash equivalents and restricted cash, including discontinued operations	(29)	(118)
Cash, cash equivalents and restricted cash, including discontinued operations, January 1	246	364
Cash, cash equivalents and restricted cash, including discontinued operations, December 31	$217	$246
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended December 31,		Years ended December 31,
(Dollars in millions)	2019	2018(1)	2019	2018(1)
	(unaudited)
Earnings (Losses) Attributable to Common Shares
San Diego Gas & Electric	$185	$148	$767	$669
Southern California Gas	204	156	641	400
Sempra Texas Utilities	109	88	528	371
Sempra Mexico	39	76	253	237
Sempra Renewables	—	382	59	328
Sempra LNG	(19)	147	(6)	(617)
Parent and other	(132)	(174)	(515)	(620)
Discontinued operations	61	41	328	156
Total	$447	$864	$2,055	$924

	Three months ended December 31,		Years ended December 31,
(Dollars in millions)	2019	2018(1)	2019	2018(1)
	(unaudited)
Capital Expenditures, Investments and Acquisitions
San Diego Gas & Electric	$451	$348	$1,522	$1,542
Southern California Gas	420	411	1,439	1,538
Sempra Texas Utilities	347	179	1,685	9,457
Sempra Mexico	204	148	624	468
Sempra Renewables	—	10	2	56
Sempra LNG	39	104	222	306
Parent and other	5	(63)	11	345
Capital Expenditures, Investments and Acquisitions	$1,466	$1,137	$5,505	$13,712
(1) Amounts have been retrospectively adjusted for discontinued operations.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended December 31,		Years ended or at December 31,
	2019	2018	2019	2018
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	103	93	374	337
Transportation (Bcf)(1)	149	134	573	581
Total deliveries (Bcf)(1)	252	227	947	918

Total gas customer meters (thousands)			6,924	6,885

SDG&E
Electric sales (millions of kWhs)(1)	3,601	3,643	14,397	15,125
Direct Access and Community Choice Aggregation (millions of kWhs)	909	947	3,549	3,628
Total deliveries (millions of kWhs)(1)	4,510	4,590	17,946	18,753

Total electric customer meters (thousands)			1,471	1,459

Oncor(2)
Total deliveries (millions of kWhs)	30,916	29,800	133,378	107,276
Total electric customer meters (thousands)			3,685	3,621

Ecogas
Natural gas sales (Bcf)	1	—	3	7
Natural gas customer meters (thousands)			132	123

ENERGY-RELATED BUSINESSES
Power generated and sold
Sempra Mexico
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	1,011	1,152	3,873	4,074
Wind and solar (millions of kWhs)(3)	333	252	1,442	1,176

(1)	Includes intercompany sales.
(2)	Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an 80.25% interest through our March 2018 acquisition of our equity method investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings). Total deliveries for the year ended December 31, 2018 only include volumes from the March 9, 2018 acquisition date.
(3)	Includes 50% of the total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50% ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.